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                                                                    Exhibit 99.3

                        OFFICER'S COMPLIANCE CERTIFICATE



I, Andrew J. Cederoth, a duly authorized representative of Navistar Financial Corporation, the Servicer, certify that:

1. I have reviewed the annual report and other reports containing distribution information for the period covered by the annual report;

2. The absence in these reports, to the best of my knowledge, of any untrue statement of material fact or omission of a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading;

3. The inclusion in these reports, to the best of my knowledge, of the financial information required to be provided to the trustee under the governing documents of the issuer; and

4. Compliance by the Servicer with its servicing obligations and minimum servicing standards, except as noted below:

      The Company was noncompliant with the requirement that custodial bank accounts and related bank clearing accounts are reconciled within 45 days after the cutoff date as specified in item I.1.b in the minimum servicing standards.

5.    That no default in performance of any obligations has occurred.




                                          By: /s/ ANDREW J. CEDEROTH
                                                  Andrew J. Cederoth
                                                  Vice President and Treasurer


                                                  January 31, 2005